NEWS RELEASE

FOR IMMEDIATE RELEASE

PLURIS ENERGY PROVIDES CORPORATE UPDATE

Houston TX – June 28, 2007 – Pluris Energy Group Inc. (OTC Bulletin Board: PEYG) is pleased to provide its shareholders with the following corporate update.

Pluris Energy continues to make progress related to its international business development agenda in South America. The Company is pressing forward to close on the San Enrique Petrolera, SA (“San Enrique”) acquisition. Currently, San Enrique and its shareholders face injunctions imposed by two of its joint venture partners (“JV”) on its Tierra del Fuego Concessions (“TDF”), which have taken issue upon certain aspects of their rights under the terms of the JV agreement held between several participant companies in the TDF concessions related to rights of first refusal (“ROFR”) over San Enrique’s interests in TDF. Pluris Energy commenced an arbitral action through the International Chamber of Commerce in Paris, France related to protecting its rights under the terms of the Share Purchase Agreement (“SPA”) entered into between Pluris Energy and San Enrique on August 18, 2006.

Pluris Energy’s Chairman & CEO, Mr. Sacha H. Spindler stated, “Although completion of the San Enrique acquisition has been delayed through injunctions imposed regarding San Enrique’s Tierra del Fuego interests, we’re taking the necessary steps to ensure that Pluris Energy’s rights and interests in the acquisition of San Enrique are protected and that resolutions related to the issues at hand can be made in a time frame that fits within our scheduled South American acquisition and development objectives.”

TDF represents one of five assets owned by San Enrique, where it controls a 12.62% non-operated working interest in producing fields with considerable development and exploration potential. TDF produced approximately 11 Mmcfgd at the time Pluris Energy and San Enrique entered into the SPA. Since then, TDF has been subject to a drilling program that resulted in 16 successful new well drills and corresponding production increases to approximately 19 Mmcfgd by the end of 2006. Some productive wells remain shut-in due to production capacity constraints, however, investments in new gas processing facilities and installation of additional pipelines are currently being undertaken to raise production capacity and allow for shut-in wells to be connected to the sales line. The added infrastructure is scheduled to increase total gas deliverability to 35 to 40 Mmcfgd by the fall of this year. Additionally, drilling activity is scheduled to resume this quarter with a drilling program that could see as many as 10 new well drills completed during 2007. A 309 square kilometer 3D seismic program was completed at TDF in early 2007 to allow for further delineation of the geologic characteristics of the area and to facilitate future upcoming drilling campaigns.

Mr. Spindler added, “The current development program being undertaken on the Tierra del Fuego concessions confirms the substantial opportunity foreseen by management in acquiring San Enrique as Pluris’ entry for growth in the burgeoning Argentine energy sector. The San Enrique assets are developing consistent with our initial understanding of their ongoing value proposition. That development which we’re now seeing was anticipated as the means to monetize and expand Pluris’ focused efforts related to repositioning the Company’s business development mandate and restructuring the corporation to achieve completion of a key entry point acquisition in South America such as San Enrique. In a short period of time, we are very pleased to have provided our shareholders with the opportunity to become a key committed player in the South American hydrocarbon arena. Particularly, we are excited at the prospect of adding high-value assets for our shareholders, as those through the San Enrique acquisition and several other opportunities under review.”

Notwithstanding the Company’s efforts to close on the San Enrique acquisition, Pluris Energy continues to be focused in its commitment to target and capture various acquisition opportunities in Argentina and other regions of South America. Currently, the Company is assessing several traditional oil and gas opportunities which include farm-ins, competitively bid and negotiated transactions. In addition, the Company is in the process of evaluating economically-attractive new alternative energy opportunities, the combination of which fit within the mandate of the Company’s business objectives. Management of the Company looks forward to communicate further developments in this regard in the very near future.

Mr. Spindler concluded by stating, “We look forward to making upcoming announcements about the status of the San Enrique acquisition, our progress related to new acquisition opportunities and funding resources in place to complete acquisitions in Argentina and other regions of South America. We want to thank our shareholders for their patience and support as we continue to work toward fulfillment of the Company’s plans and objectives.”

About Pluris Energy

Pluris Energy Group Inc. is an international energy company engaged in the acquisition and development of producing oil and gas interests and new alternative energy opportunities aimed to diversify the worldwide energy grid. For further information, please visit the Company’s website at www.pluris.com

Company Contact

Louis J. Fruchier

Senior V.P. Corporate Developments

Pluris Energy Group Inc.

281-383-9403

fruchier@pluris.com

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This news release contains “forward-looking statements”. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i) the Company plans to acquire operated and/or non-operated, producing oil and gas and new energy interests in international high-profile areas; (ii) that the San Enrique development interests have certain proved, probable and possible oil reserves and are producing marketable quantities of hydrocarbons; (iii) that the acquisition of San Enrique Petrolera, SA will complete; (iv) the lawsuits involving the acquisition of San Enrique will resolve in a reasonable time and in favor of the Company; (v) that the Company will complete other acquisitions in Argentina and/or South America; and (vi) that San Enrique’s portfolio is made up of oil and gas properties with significant upside.

It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the continued demand for oil and gas and new energy; (ii) the failure to identify and acquire producing oil and gas interests and/or new energy opportunities in Argentina and South America; (iii) the failure to complete the acquisition of San Enrique Petrolera, SA for whatever reason; (iv) the failure to raise proceeds necessary to complete any acquisitions of producing oil and gas interests and/or new energy opportunities; (v) the accuracy of the predicted reserves for San Enrique’s development interests; (vi) the uncertainty of the requirements demanded by environmental agencies; (vii) the company’s ability to raise debt or equity financing for operations, inability to maintain qualified employees or consultants, and the likelihood that no commercial quantities of oil and gas or new energy sources are found or recoverable. For more risk factors about our company, readers should refer to risk disclosure in our recent forms 10-KSB and 10-QSB filed with the SEC on Edgar.